Exhibit 21

Merchants Bancshares, Inc.

2008 10-K – Subsidiaries of Merchants

Merchants Bank

Merchants Trust Company

Merchants Properties, Inc. (January 1, 2008 – July 18, 2008)*

MBVT Statutory Trust I

*On July 18, 2008 the Board of Directors of Merchants Bancshares, Inc. voted to dissolve its subsidiary, Merchants Properties, Inc.